EXHIBIT 5.1

Exhibit 5.1

[Letterhead of Daniel S. Kuntz]

July 21, 2016

MDU Resources Group, Inc. 1200 W. Century Avenue P.O. Box 5650 Bismarck, North Dakota 58506-5650

Ladies and Gentlemen:

I am General Counsel and Secretary of MDU Resources Group, Inc., a Delaware corporation (the “Company”). This opinion is being furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, for offer and sale pursuant to the MDU Resources Group, Inc. 401(k) Retirement Plan (the “Plan”).

For purposes of this opinion, I have examined such instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof.

Based upon and subject to the foregoing, and subject to the further limitations and qualifications expressed below, I am of the opinion that:

1.	The issuance and sale of original issuance Shares in the manner contemplated by the Plan has been duly authorized by the Board of Directors of the Company.

2.
When the original issuance Shares shall have been issued, sold and delivered (i) in compliance with the authority contained in the regulatory consents and approvals of the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Wyoming Public Service Commission and (ii) in accordance with the terms and provisions of the Plan and for the consideration contemplated thereby, such original issuance Shares will be validly issued, fully paid and non-assessable.

MDU Resources Group, Inc.
July 21, 2016

My opinions expressed above are limited to the General Corporation Law of the State of Delaware, except to the extent such opinions involve determinations regarding regulatory consents and approvals required to be obtained by the Company from any state or federal governmental body or bodies in connection with the issuance and sale of the original issuance Shares. As to matters of the General Corporation Law of the State of Delaware, I have relied on the opinion of Duane Morris LLP, counsel to the Company, dated July 21, 2016, which opinion is to be filed as an exhibit to the Registration Statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me contained under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Daniel S. Kuntz

Daniel S. Kuntz
General Counsel and Secretary